Exhibit 99.1
MacroGenics and Sagard Healthcare Partners Enter into Expanded ZYNYZ® Royalty Purchase Agreement

•MacroGenics receives $60 million cash payment from Sagard Healthcare Partners (Sagard), with the potential to receive an additional near-term sales-based milestone of up to $20 million

ROCKVILLE, MD, May 4, 2026 (GLOBE NEWSWIRE) -- MacroGenics, Inc. (Nasdaq: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today announced that it entered into an expanded royalty purchase agreement with Sagard in exchange for a capped royalty interest on future global net sales of ZYNYZ® (retifanlimab-dlwr). MacroGenics and Sagard entered into the initial ZYNYZ royalty purchase agreement in June 2025.

ZYNYZ is a PD-1 inhibitor originally developed by MacroGenics and licensed to Incyte Corporation pursuant to an exclusive global collaboration and license agreement in October 2017. MacroGenics retains its other economic interests related to ZYNYZ, including future potential development, regulatory and commercial milestones.

Under the terms of the amended royalty purchase agreement, MacroGenics receives a $60 million upfront payment from Sagard and is eligible to receive an additional 2026 sales-based milestone of up to $20 million for the sale of its royalty rights on global net sales of ZYNYZ. All royalty rights will revert back to MacroGenics once Sagard has received total payments of either 1.7x its investment by September 30, 2032, or 2.0x its investment at any time thereafter.
Additional information regarding the expanded royalty purchase agreement is provided in a Current Report on Form 8-K filed by MacroGenics with the U.S. Securities and Exchange Commission.

About ZYNYZ

Zynyz® (retifanlimab) is a humanized monoclonal antibody targeting programmed death receptor-1 (PD-1), indicated in combination with carboplatin and paclitaxel (platinum-based chemotherapy) for the first-line treatment of adult patients with inoperable locally recurrent or metastatic squamous cell carcinoma of the anal canal (SCAC) in the U.S, Europe and Japan and as a single agent for the treatment of adult patients with locally recurrent or metastatic SCAC with disease progression or intolerance to platinum-based chemotherapy in the U.S.

Zynyz is also indicated as monotherapy for the first-line treatment of adult patients with metastatic or recurrent locally advanced Merkel cell carcinoma (MCC) in the U.S., EU, Canada and Switzerland.

Exhibit 99.1
Zynyz is marketed by Incyte in the U.S.

Zynyz is a registered trademark of Incyte.

About MacroGenics, Inc.

MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.

About Sagard

Sagard is a global multi-strategy alternative asset management firm with over $45 billion USD1 in assets under management, 190+ portfolio companies, and 540 professionals.

Sagard invests in venture capital, private equity, private credit, and real estate. The firm delivers flexible capital, an entrepreneurial culture, and a global network of investors, commercial partners, advisors, and value creation experts. The firm has offices in Canada, the United States, Europe, Asia and the Middle East.

For more information, visit www.sagard.com or follow Sagard on LinkedIn.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including MacroGenics’ ability to execute on the Company’s key strategic priorities for 2025 and 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product
1 As of December 31, 2025. Pro-forma for the Unigestion transaction which closed in April 2026.

Exhibit 99.1
candidates in ongoing clinical trials; the Company’s ability to provide manufacturing services to its customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of its product candidates; expectations of expanding ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; the Company’s ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACTS

Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com